SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: SEPTEMBER 23, 2003

Date of Earliest Event Reported: SEPTEMBER 23, 2003

LIBERTY MEDIA CORPORATION

(Exact Name of Registrant as Specified in its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

0-20421	84-1288730
(Commission File Number)	(I.R.S. Employer Identification No.)

12300 LIBERTY BLVD.

ENGLEWOOD, COLORADO 80112

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (720) 875-5400

ITEM 5. OTHER EVENTS.

STARZ ENCORE GROUP LLC V. AT&T BROADBAND LLC AND SATELLITE SERVICES, INC. In 1997, Starz Encore entered into a 25-year affiliation agreement with Tele-Communications, Inc. (TCI).   TCI cable systems subsequently acquired by AT&T Corp. in the TCI merger operate under the name AT&T Broadband. Under this affiliation agreement, AT&T Broadband made fixed monthly payments to Starz Encore in exchange for unlimited access to all of the existing Encore and STARZ! services. The payment from AT&T Broadband was adjustable if AT&T acquired or disposed of cable systems, or if Starz Encore’s programming costs increased or decreased, as the case may be, above or below amounts specified in the agreement. In such cases, AT&T Broadband’s payments under the affiliation agreement would have been increased or decreased in an amount equal to a proportion of the excess or shortfall. Starz Encore requested payment from AT&T Broadband of its proportionate share of excess programming costs during the first quarter of 2001.

By letter dated May 29, 2001, AT&T Broadband disputed the enforceability of the excess programming costs pass through provisions of the affiliation agreement and questioned whether the affiliation agreement, as a whole, was “voidable.” In addition, AT&T Broadband raised certain issues concerning the interpretation of the contractual requirements associated with the treatment of acquisitions and dispositions. Starz Encore believed the position expressed by AT&T Broadband in that letter to be without merit. On July 10, 2001, Starz Encore Group initiated a lawsuit against AT&T Broadband and Satellite Services, Inc., a subsidiary of AT&T Broadband that was also a party to the affiliation agreement, in Arapahoe County District Court, Colorado for breach of contract and collection of damages and costs.

On October 19, 2001, the parties to the Colorado action entered into a standstill and tolling agreement whereby the parties agreed to move the court to stay the lawsuit until August 31, 2002 to permit the parties an opportunity to resolve their dispute. The court granted the stay on October 30, 2001. In conjunction with this agreement, we and AT&T Broadband entered into various agreements whereby Starz Encore indirectly received full compensation for AT&T Broadband’s proportionate share of the programming costs pass through for 2001.

On September 5, 2002, Starz Encore and AT&T Broadband jointly moved the court to extend the stay pending further negotiations in light of the proposed corporate transaction in which AT&T Broadband and Comcast Corporation would become subsidiaries of a new entity, AT&T Comcast Corporation. On October 2, 2002, the court granted the parties’ joint request that the stay be extended to and including January 31, 2003, on condition that the parties undertake efforts to settle the dispute through a third-party mediator. The parties also extended their standstill and tolling agreement through to the conclusion of the extended stay, which expired without further extension.

On November 18, 2002, AT&T Broadband completed a transaction with Comcast Corporation (formerly known as AT&T Comcast Corporation) and Comcast Holdings Corporation (formerly known as Comcast Corporation) in which AT&T Broadband and Comcast Holdings Corporation became wholly owned subsidiaries of Comcast Corporation. On the same day, Comcast Corporation and Comcast Holdings Corporation filed an action for declaratory judgment against Starz Encore in the U.S. District Court for the Eastern District of Pennsylvania, alleging that Comcast Holdings’ agreement with Starz Encore permits Comcast Corporation to terminate AT&T Broadband’s affiliation agreement with Starz Encore and to replace that agreement with the affiliation agreement entered into by Comcast Holdings with Starz Encore. Comcast Holdings’ affiliation agreement with Starz Encore provided for a per subscriber fee rather than the fixed monthly payments prescribed by the AT&T Broadband agreement and had no provision for the pass through of excess programming costs. Starz Encore filed a motion to dismiss this case on grounds that the claims made by the plaintiffs should be made in the Colorado state court proceeding described above.

On January 31, 2003, Starz Encore amended its complaint in the Colorado action to add Comcast Corporation and Comcast Holdings Corporation as defendants, claiming, among other things, breach of contract and intentional interference with contractual relations by those parties. On March 3, 2003, Starz Encore filed a motion seeking leave to file a second amended complaint adding related claims arising from those parties’ ongoing actions with respect to Starz Encore.

AT&T Broadband had stopped making payments under its affiliation agreement with Starz Encore. Instead, Comcast Corporation made payments to Starz Encore related to distribution of Starz Encore’s services on AT&T Broadband’s cable systems based on its claim that the lower rates payable under Comcast Holdings’ affiliation agreement were applicable, which resulted in lower aggregate payments to Starz Encore. In addition, both AT&T Broadband and Comcast limited their cooperation with Starz Encore on various matters, including, for example, promotion of Starz Encore’s channels.

On September 23, 2003, Starz Encore and Comcast announced that they have entered into a multi-year agreement for the carriage of the STARZ! and Encore movie services on all Comcast owned and operated cable systems (including those of the former AT&T Broadband).  This agreement resolves all of the litigation (described above) that was pending between Starz Encore and Comcast with respect to the 1997 affiliation agreement entered into between Starz Encore and AT&T Broadband.  For more information regarding the new carriage agreement, please see the joint press release filed as Exhibit 99.1 to this Form 8-K.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a)          FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

None.

(b)         PRO FORMA FINANCIAL INFORMATION.

None.

(c)          EXHIBITS.

Exhibit No.	Description

99.1	Press Release, issued September 23, 2003, by Comcast Cable, a division of Comcast Corporation, and Starz Encore Group LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 23, 2003

LIBERTY MEDIA CORPORATION

By:	/s/ Charles Y. Tanabe
	Name:	Charles Y. Tanabe
	Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, issued September 23, 2003, by Comcast Cable, a division of Comcast Corporation, and Starz Encore Group LLC.